EXHIBIT 99.1

For Immediate Release:

Conn-Selmer to Close Kenosha Facility

ELKHART, IN - December 4, 2007 - Conn-Selmer, Inc., a subsidiary of Steinway Musical Instruments, Inc. (NYSE: LVB), announced today that it will be closing its woodwind manufacturing operations in Kenosha, Wisconsin. The production of the 95,000-square-foot plant will be transferred to the Company’s woodwind facility in Elkhart, Indiana.  Conn-Selmer has sufficient inventory to meet customer needs during the transition of production, which is expected to be completed over the next twelve months.

John Stoner, President of Conn-Selmer, commented, “We have achieved a high level of expertise at our Elkhart facility through the team’s steady commitment to continuous improvement.  This consolidation will help us gain efficiencies and remain a viable U.S. manufacturer in the student clarinet and flute categories.”

As a result of the Kenosha plant closure, which will impact approximately 100 active employees, the Company expects to incur charges of $0.8 to $1.0 million over the next few quarters.  The charges include severance costs, make ready costs to prepare the Elkhart plant, and costs for the relocation of machinery and inventory from Kenosha.

In addition, the Company expects to incur expenses associated with terminating the use of certain capital equipment and real estate assets.  Associated costs are contingent upon the remaining usefulness and market value of the assets.

Dana Messina, CEO of Steinway Musical Instruments, explained, “This very difficult decision regarding Kenosha reinforces our commitment to remain a profitable U.S. manufacturer of band instruments.  We are confident that our strategy will improve profitability and allow us to compete with lower cost offshore manufacturers.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; impact of dealer consolidations on orders; ability of new workers to meet desired production levels; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com